THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

October 30, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS Bancorp, Inc. Announces Financial Results for the Third Quarter 2008

MUNSTER, IN – October 30, 2008 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a net loss of $1.0 million for the third quarter of 2008, or $(0.10) per share, as a result of a $3.5 million other-than-temporary impairment charge related to its investment in Fannie Mae and Freddie Mac preferred stock and a $1.4 million provision for losses on loans.  Combined, these charges reduced net income by $3.1 million and reduced diluted earnings per share by $0.30.  Net income for the third quarter of 2007 totaled $1.9 million with diluted earnings per share of $0.18.  For the nine months ended September 30, 2008, the Company’s net loss was $1.6 million resulting in a loss per share of $0.15 compared to net income of $5.5 million and diluted earnings per share of $0.50 for the 2007 period.

The Company’s results for the third quarter of 2008 included the following:

•	risk-based capital ratio remained strong at 14.38%, significantly above the required ratio to be considered well-capitalized of 10.00%;
•	net interest margin expanded to 3.47% from 3.07% benefiting from lower interest rates;
•	gross loans increased 2.1% primarily in commercial and industrial and owner-occupied commercial real-estate loans;
•	provision for losses on loans was $1.4 million as collateral values and economic conditions continued to deteriorate resulting in increased non-performing assets; and
•	other-than-temporary impairment of $3.5 million on investments in Fannie Mae and Freddie Mac preferred stock.

Chairman’s Comments

“Unprecedented market conditions present unforeseen challenges to us and the entire financial services sector.  We have met those challenges head on and continue to improve the underlying fundamentals of our core operations.  Our realigned Business Banking team has proven very productive in the third quarter of 2008 by originating $34.6 million of new commercial loans and $23.0 million of commercial lines-of-credit.  As a result, our loan portfolio increased $15.3 million, or 2.1% from the second quarter of 2008.  Despite lower interest rates, our net interest margin has expanded for three consecutive quarters and six out of the last seven quarters,” said Thomas F. Prisby, Chairman and CEO.

“Our capital position remains strong.  The Bank’s risk-based capital continues to be significantly in excess of the regulatory requirements to be considered ‘adequately capitalized’ and ‘well-capitalized’ of 8% and 10%, respectively.  At September 30, 2008, the Bank’s risk-based capital was 14.38% and

CFS Bancorp, Inc. - Page 2 of 11

was $37.0 million in excess of ‘well-capitalized’ amounts.  The Bank’s Tier 1 capital is also significantly in excess of the regulatory requirements to be considered ‘adequately capitalized’ and ‘well-capitalized’ of 4% and 5%, respectively.  At September 30, 2008, the Bank’s Tier 1 capital was 10.15% and was $57.2 million in excess of ‘well-capitalized’ amounts.  We anticipate our strong liquidity position will allow us to continue to increase loan balances primarily in commercial and industrial loans and owner-occupied commercial real estate loans through the remainder of 2008.”

Mr. Prisby continued, “We continued to proactively manage credit risk within our loan portfolio by reducing our construction and land development portfolio $40.4 million or 31.4% since December 31, 2007.  We also continued to take aggressive steps in identifying losses and have charged-off $8.8 million in loan balances since December 31, 2007.  Our third quarter results were negatively impacted as a result of the action taken by the United States Treasury Department and the Federal Housing Finance Authority on September 7, 2008 which placed Fannie Mae and Freddie Mac into conservatorship.  This action caused the market value of our preferred stock investment in these entities to decrease to $275,000 at September 30, 2008.  As a result, we recorded a $3.5 million impairment charge on the preferred stock held in these entities.  We hold no Fannie Mae or Freddie Mac common stock.”

Net Interest Income

The net interest margin increased 21 basis points to 3.47% for the third quarter of 2008 compared to 3.26% for the second quarter of 2008 and increased 40 basis points compared to 3.07% for the third quarter of 2007.  The Company’s net interest income increased to $8.9 million for the third quarter of 2008 compared to $8.7 million for the second quarter of 2008 and $8.6 million for the third quarter of 2007.  The increase was primarily a result of a decrease in the Company’s cost of funds.

Interest income decreased 4.4% to $14.4 million for the third quarter of 2008 compared to $15.0 million for the second quarter of 2008 and $17.9 million for the third quarter of 2007.  Interest income during the third quarter of 2008 was negatively impacted by the increase in non-performing loans.  The decrease from the second quarter of 2008 was primarily related to a 4.7% decrease in the average balance of interest-earning assets.  The decrease from the third quarter of 2007 was a combination of a 7.7% decrease in the average balance of interest-earning assets and a decrease of 81 basis points in the weighted-average yield earned on interest-earning assets resulting from lower interest rates during 2008.

Interest expense decreased 13.9% to $5.5 million for the third quarter of 2008 from $6.3 million for the second quarter of 2008 and 41.4% from $9.3 million for the third quarter of 2007.  The decrease from the second quarter of 2008 was primarily related to a 28 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities.  The Company’s interest expense on deposits and short-term borrowings was positively impacted by decreases in interest rates during 2008.  The decrease from the third quarter of 2007 was primarily the result of a 7.4% decrease in the average balances of interest-bearing liabilities and a 139 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities resulting from lower interest rates and decreases in the amortization of the deferred premium on the early extinguishment of Federal Home Loan Bank (FHLB) debt during 2008.

The Company’s cost of borrowings decreased to 4.44% for the third quarter of 2008 compared to 4.88% for the second quarter of 2008 and 6.59% for the third quarter of 2007.  The decreases were primarily the result of decreases in the amortization of the deferred premium on the early extinguishment of FHLB debt which is included in total interest expense on borrowings, and the lower average balances of FHLB debt.  The premium amortization adversely impacted the Company’s net

CFS Bancorp, Inc. - Page 3 of 11

interest margin by 11 basis points, 17 basis points and 38 basis points, respectively, for the third quarter of 2008, the second quarter of 2008 and the third quarter of 2007.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

				Change from
	Three Months Ended			September 30, 2007
	September 30,	June 30,	September 30,	to September 30, 2008
	2008	2008	2007	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$129	$124	$200	$(71)	(35.5)%
Interest expense on FHLB borrowings at contractual rates	1,000	1,208	1,538	(538)	(35.0)
Amortization of deferred premium	270	449	1,062	(792)	(74.6)
Total interest expense on borrowings	$1,399	$1,781	$2,800	$(1,401)	(50.0)

The interest expense related to the premium amortization on the early extinguishment of FHLB debt continues to have a smaller impact on the Company’s weighted-average cost of interest-bearing liabilities and is expected to be $206,000, $72,000, $61,000 and $24,000 before taxes in the quarters ending December 31, 2008 and March 31, June 30, and September 30, 2009, respectively.

Non-Interest Income and Non-Interest Expense

The Company’s non-interest income for the third quarter of 2008 was negatively impacted by a $3.5 million impairment charge on investments in Fannie Mae and Freddie Mac preferred stock.  This non-cash charge was a result of Fannie Mae and Freddie Mac being placed into conservatorship.  At September 30, 2008, the Company’s book value in these securities after the impairment charge was $275,000 representing the market value of these securities.  Service charges and other fees increased 11.9% from June 30, 2008 primarily due to an increase in the Company’s rates charged for overdrafts and other services.  Service charges and other fees decreased from September 30, 2007 due to fewer service charges on returned items coupled with a decrease in total credit enhancement fees.

Non-interest expense for the third quarter of 2008 increased to $8.7 million compared to $7.7 million for the second quarter of 2008 and $8.0 million for the third quarter of 2007.  Compensation and employee benefits increased during the third quarter of 2008 primarily due to a $302,000 increase in pension and Employee Stock Ownership Plan expense.  Net occupancy expense increased due to general maintenance on the Bank’s office locations as well as costs involved when the Bank’s Lending Operations Department vacated leased space in September 2008.  Professional fees increased primarily due to increased legal services and marketing expenses increased due to customer events.  The increase in general and administrative expense included $257,000 in loan collection expenses primarily related to one large non-accruing construction and land development syndication loan.  Data processing expenses decreased primarily as a result of the Company’s renegotiated contract with its service provider.

The Company’s efficiency ratio for the third quarter of 2008 was 107.7% compared to 72.2% for the second quarter of 2008 and 70.4% for the third quarter of 2007.  The Company’s efficiency ratio for the third quarter of 2008 was negatively impacted by the impairment charge on Fannie Mae and Freddie Mac preferred stock coupled with increases in non-interest expense as previously discussed.  The Company’s core efficiency ratios were 73.6%, 65.8% and 64.5% for the same periods.  The core efficiency ratio was negatively impacted by the increased non-interest expense coupled with lower amortization of the deferred premium on the early extinguishment of debt when compared to the prior

CFS Bancorp, Inc. - Page 4 of 11

periods.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

The Company’s provision for losses on loans was $1.4 million for the third quarter of 2008 compared to $7.2 million for the second quarter of 2008 and $884,000 for the third quarter of 2007.  The third quarter 2008 provision primarily reflects increased risks inherent in the loan portfolio in light of deteriorating market conditions and lack of activity in residential housing and land development.  Net charge-offs for the third quarter of 2008 totaled $3.2 million which included partial charge-offs of $3.0 million on two impaired loan relationships totaling $9.2 million collateralized by land or commercial real estate which had previously identified impairment reserves of $2.2 million.

The Company’s allowance for losses on loans was $8.7 million at September 30, 2008, $8.0 million at December 31, 2007 and $11.3 million at September 30, 2007.  The decreased allowance from September 30, 2007 was primarily related to the charge-offs taken during 2008 as well as the charge-off of $4.0 million of impairment reserves during the fourth quarter 2007.  The increase in the provision during 2008 partially offset these decreases. The Company’s non-performing loans increased $18.2 million to $47.8 million from December 2007 primarily as a result of a $10.7 million increase in non-performing construction and land development loans and a $6.8 million increase in non-performing commercial real estate loans.  The Company’s non-performing loans at September 30, 2008 included

CFS Bancorp, Inc. - Page 5 of 11

$29.9 million non-performing syndication loans to seven borrowers and non-performing construction and land development loans represented 56.4% of its total non-performing assets.

The ratio of allowance for losses on loans to total loans increased to 1.17% at September 30, 2008 from 1.01% at December 31, 2007 and decreased from 1.37% at September 30, 2007.  The ratio of allowance for losses on loans to total non-performing loans was 18.13%, 27.11% and 34.50%, respectively at September 30, 2008, December 31, 2007 and September 30, 2007.  When management evaluates a non-performing collateral dependent loan and identifies a collateral shortfall, management will charge-off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for losses on loans on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral.)  The above ratios have been negatively impacted by partial charge-offs of $7.2 million on $18.3 million of collateral dependent non-performing loans through September 30, 2008 and impairment reserves totaling $523,000 on other non-performing loans at September 30, 2008.

The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at September 30, 2008 the allowance for losses on loans was adequate based on its review of historical loss experience, levels of delinquencies, economic conditions and the review of relevant and available information for specific loans.

Balance Sheet

At September 30, 2008, the Company’s total assets were $1.11 billion compared to $1.15 billion at December 31, 2007.

The Company’s loans receivable decreased 6.4% to $742.3 million at September 30, 2008 from $793.1 million at December 31, 2007 primarily due to a $40.4 million, or 31.4%, decrease in construction and land development loans as the Company continues to reduce its exposure in this segment of the loan portfolio.

The Company has experienced increased loan production as a result of the realignment of its Business Banking team.  For the three months ended September 30, 2008, the Company originated $34.6 million, which included $4.2 million of commercial and industrial loans, $10.1 million of owner occupied commercial real estate loans and $20.3 million of other commercial real estate loans.  In addition, the Company originated $23.0 million of commercial lines of credit during the same period.  This activity resulted in an overall increase of $15.3 million in the Company’s commercial and construction loan portfolio since June 30, 2008.  At September 30, 2008, the Company had $56.3 million in the approved but not yet closed commercial loan pipeline, of which, $9.5 million are commercial and industrial and $18.6 million are owner-occupied commercial real estate loans and lines of credit.

Securities available-for-sale totaled $249.6 million at September 30, 2008 compared to $224.6 million at December 31, 2007.  During the first quarter of 2008, the Company took advantage of a steepening yield curve and market imbalances by borrowing $30.0 million and investing the funds in higher yielding securities.

CFS Bancorp, Inc. - Page 6 of 11

     Deposits decreased to $832.2 million at September 30, 2008 from $863.3 million at December 31, 2007.  The decrease was primarily a result of a $10.0 million decrease in municipal deposits and a $23.5 million decrease in non-municipal certificates of deposit.  Tightening liquidity in the financial services sector has increased interest rates paid on certificates of deposit and money market accounts and made balances in these types of accounts more vulnerable to above market rates paid by institutions facing liquidity issues.  The Company continues to be disciplined in pricing these deposits.  The Company’s deposits consisted of the following as of the dates indicated:

	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Core deposits	$425,372	$422,880
Certificates of deposit	354,347	377,929
Subtotal non-municipal deposits	779,719	800,809
Municipal core deposits	32,169	45,660
Municipal certificates of deposit	20,335	16,803
Subtotal municipal deposits	52,504	62,463
Total deposits	$832,223	$863,272

The Company’s borrowed money increased to $141.1 million at September 30, 2008 from $135.5 million at December 31, 2007.  The Company’s borrowed money consisted of the following as of the dates indicated:

	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$38,667	$24,014
Gross FHLB borrowings	102,860	113,072
Unamortized deferred premium	(381)	(1,627)
Total borrowed money	$141,146	$135,459

Stockholders’ equity at September 30, 2008 was $121.1 million compared to $130.4 million at December 31, 2007.  The decrease during the nine months ended September 30, 2008 was primarily due to:

•	cash dividends declared during 2008 totaling $3.8 million;
•	repurchases of shares of the Company’s common stock during 2008 totaling $3.0 million;
•	a decrease in accumulated other comprehensive income of $2.2 million; and
•	a net loss of $1.6 million.

During the nine months ended September 30, 2008, the Company repurchased 208,113 shares of its common stock at an average price of $14.40 per share, of which 81,388 were purchased pursuant to the repurchase plan approved in March 2008.  At September 30, 2008, the Company had 448,612 shares remaining to be repurchased under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 14,054,160 shares of its common stock at an average price of $12.23 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At September 30, 2008, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s

CFS Bancorp, Inc. - Page 7 of 11

regulatory capital guidelines with a total capital to risk-weighted assets equal to 14.38% compared to 13.93% at December 31, 2007.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding general economic conditions, interest rate environment, credit environment, earnings and per share data, dividends, efficiency ratio levels, loan and deposit growth, diversifying the loan portfolio, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, effect of the prime lending rate, non-interest income, non-interest expense and the expected effect of amortization of deferred premium on the FHLB debt.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended					Nine Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		September 30, 2008		June 30, 2008		September 30, 2007	September 30, 2008		September 30, 2007
Net income/(loss)		$(1,039)		$(2,295)		$1,896	$(1,555)		$5,490
Basic earnings/(loss) per share		(0.10)		(0.22)		0.18	(0.15)		0.52
Diluted earnings/(loss) per share		(0.10)		(0.22)		0.18	(0.15)		0.50
Cash dividends declared per share		0.12		0.12		0.12	0.36		0.36
Return on average assets		(0.37	) %	(0.80	) %	0.64%	(0.18	) %	0.60%
Return on average equity		(3.36)		(7.08)		5.84	(1.62)		5.65
Average yield on interest-earning assets		5.60		5.64		6.41	5.79		6.42
Average cost on interest-bearing liabilities		2.41		2.69		3.80	2.80		3.86
Interest rate spread		3.19		2.95		2.61	2.99		2.56
Net interest margin		3.47		3.26		3.07	3.31		3.00
Average equity to average assets (2)		11.17		11.29		10.88	11.28		10.62
Average interest-earning assets
to average interest-bearing liabilities (2)		113.55		113.17		113.87	113.13		113.05
Non-interest expense to average assets		3.13		2.68		2.69	2.86		2.77
Efficiency ratio (3)		107.67		72.17		70.44	81.90		74.91
Market price per share of common stock
for the period ended:	Closing	$9.25		$11.79		$14.10	$9.25		$14.10
	High	11.84		14.93		14.65	14.93		15.12
	Low	8.10		11.42		13.93	8.10		13.93

STATEMENT OF CONDITION HIGHLIGHTS (at period end)				September 30, 2008		June 30, 2008	December 31, 2007		September 30, 2007
Total assets				$1,113,418		$1,102,773	$1,150,278		$1,169,300
Loans receivable, net of unearned fees				742,298		726,858	793,136		820,832
Total deposits				832,223		848,439	863,272		859,856
Total stockholders' equity				121,101		124,776	130,414		129,602
Book value per common share				11.34		11.70	12.18		12.05
Non-performing loans				47,799		34,670	29,600		32,684
Non-performing assets				51,146		35,742	30,762		33,824
Allowance for losses on loans				8,664		10,403	8,026		11,277
Non-performing loans to total loans				6.44%		4.77%	3.73%		3.98%
Non-performing assets to total assets				4.59		3.24	2.67		2.89
Allowance for losses on loans to non-performing loans				18.13		30.01	27.11		34.50
Allowance for losses on loans to total loans				1.17		1.43	1.01		1.37

Employees (FTE)				310		307	303		316
Banking centers and offices				22		22	22		22

		Three Months Ended					Nine Months Ended
AVERAGE BALANCE DATA		September 30, 2008		June 30, 2008		September 30, 2007	September 30, 2008		September 30, 2007
Total assets		$1,103,127		$1,154,656		$1,184,548	$1,139,928		$1,223,407
Loans receivable, net of unearned fees		728,312		743,097		815,081	752,672		805,831
Total interest-earning assets		1,021,029		1,071,384		1,106,235	1,054,772		1,145,510
Total liabilities		979,934		1,024,238		1,055,680	1,011,342		1,093,471
Total deposits		839,378		863,865		871,276	853,847		890,037
Interest-bearing deposits		775,960		802,249		805,233	791,490		826,599
Non-interest bearing deposits		63,418		61,616		66,043	62,357		63,438
Total interest-bearing liabilities		899,218		946,712		971,525	932,388		1,013,310
Stockholders' equity		123,193		130,418		128,868	128,586		129,936

(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest income:
Loans	$10,739	$11,296	$14,362	$34,823	$42,818
Securities	3,278	3,172	3,036	9,529	10,034
Other	347	564	468	1,358	2,149
Total interest income	14,364	15,032	17,866	45,710	55,001

Interest expense:
Deposits	4,058	4,554	6,516	14,300	19,829
Borrowings	1,399	1,781	2,800	5,241	9,460
Total interest expense	5,457	6,335	9,316	19,541	29,289
Net interest income	8,907	8,697	8,550	26,169	25,712
Provision for losses on loans	1,441	7,172	884	9,355	1,197
Net interest income after provision for losses on loans	7,466	1,525	7,666	16,814	24,515

Non-interest income:
Service charges and other fees	1,640	1,465	1,786	4,544	5,025
Card-based fees	408	415	382	1,203	1,104
Commission income	88	135	40	281	107
Available-for-sale security gains (losses), net	(3,470)	(582)	(1)	(3,983)	9
Other asset gains (losses), net	11	(3)	3	8	13
Income from bank-owned life insurance	349	371	404	1,129	1,212
Other income	124	149	228	445	674
Total non-interest income	(850)	1,950	2,842	3,627	8,144

Non-interest expense:
Compensation and employee benefits	4,510	4,179	4,343	13,025	14,005
Net occupancy expense	865	708	766	2,406	2,213
Furniture and equipment expense	562	543	557	1,656	1,657
Data processing	387	484	540	1,329	1,669
Professional fees	379	212	240	865	1,200
Marketing	289	178	214	675	615
Other general and administrative expenses	1,683	1,380	1,365	4,448	4,002
Total non-interest expense	8,675	7,684	8,025	24,404	25,361

Income (loss) before income taxes	(2,059)	(4,209)	2,483	(3,963)	7,298
Income tax expense (benefit)	(1,020)	(1,914)	587	(2,408)	1,808

Net income (loss)	$(1,039)	$(2,295)	$1,896	$(1,555)	$5,490

Per share data:
Basic earnings (loss) per share	$(0.10)	$(0.22)	$0.18	$(0.15)	$0.52
Diluted earnings (loss) per share	$(0.10)	$(0.22)	$0.18	$(0.15)	$0.50
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.36	$0.36

Weighted-average shares outstanding	10,269,945	10,290,965	10,460,716	10,315,899	10,591,832
Weighted-average diluted shares outstanding	10,406,919	10,553,634	10,741,093	10,539,043	10,892,853

CFS Bancorp, Inc. - Page 10 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007

ASSETS
Cash and amounts due from depository institutions	$16,328	$15,824	$25,825	$15,934
Interest-bearing deposits	6,095	4,527	9,744	9,772
Federal funds sold	312	492	3,340	2,942
Cash and cash equivalents	22,735	20,843	38,909	28,648

Securities available-for-sale, at fair value	249,636	261,985	224,594	232,580
Securities held-to-maturity, at cost	3,500	3,500	3,940	–
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	23,944

Loans receivable, net of unearned fees	742,298	726,858	793,136	820,832
Allowance for losses on loans	(8,664)	(10,403)	(8,026)	(11,277)
Net loans	733,634	716,455	785,110	809,555

Interest receivable	4,584	4,660	5,505	6,654
Other real estate owned	3,347	1,072	1,162	1,140
Office properties and equipment	19,907	19,822	19,326	19,177
Investment in bank-owned life insurance	36,435	36,090	36,475	36,052
Prepaid expenses and other assets	15,696	14,402	11,313	11,550
Total assets	$1,113,418	$1,102,773	$1,150,278	$1,169,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$832,223	$848,439	$863,272	$859,856
Borrowed money	141,146	113,129	135,459	161,208
Advance payments by borrowers for taxes and insurance	7,009	5,763	3,341	7,639
Other liabilities	11,939	10,666	17,792	10,995
Total liabilities	992,317	977,997	1,019,864	1,039,698

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,676,483, 10,668,489, 10,705,510 and
10,756,189 shares outstanding	234	234	234	234
Additional paid-in capital	189,966	190,093	191,162	191,086
Retained earnings	91,696	93,994	97,029	96,250
Treasury stock, at cost; 12,616,732, 12,625,785, 12,583,856 and
12,542,341 shares	(155,717)	(155,843)	(154,895)	(154,074)
Treasury stock, Rabbi Trust, at cost; 130,091, 129,032, 133,940 and
124,776 shares	(1,722)	(1,705)	(1,766)	(1,636)
Unallocated common stock held by Employee Stock Ownership Plan	(2,892)	(2,970)	(3,126)	(3,204)
Accumulated other comprehensive income (loss), net of tax	(464)	973	1,776	946
Total stockholders' equity	121,101	124,776	130,414	129,602

Total liabilities and stockholders' equity	$1,113,418	$1,102,773	$1,150,278	$1,169,300

CFS Bancorp, Inc. - Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007

Efficiency Ratio:
Non-interest expense	$8,675	$7,684	$8,025

Net interest income plus non-interest income	$8,057	$10,647	$11,392

Efficiency ratio	107.67%	72.17%	70.44%

Core Efficiency Ratio:
Non-interest expense	$8,675	$7,684	$8,025

Net interest income plus non-interest income	$8,057	$10,647	$11,392

Adjustments:
Net realized (gains)/losses on securities available-for-sale	3,470	582	1
Net realized (gains)/losses on sales of assets	(11)	3	(3)
Amortization of deferred premium	270	449	1,062
Net interest income plus non-interest income - as adjusted	$11,786	$11,681	$12,452

Core efficiency ratio	73.60%	65.78%	64.45%

		Nine Months Ended
		September 30, 2008	September 30, 2007

Efficiency Ratio:
Non-interest expense		$24,404	$25,361

Net interest income plus non-interest income		$29,796	$33,856

Efficiency ratio		81.90%	74.91%

Core Efficiency Ratio:
Non-interest expense		$24,404	$25,361

Net interest income plus non-interest income		$29,796	$33,856

Adjustments:
Net realized (gains)/losses on securities available-for-sale		3,983	(9)
Net realized (gains)/losses on sales of assets		(8)	(13)
Amortization of deferred premium		1,246	3,689
Net interest income plus non-interest income - as adjusted		$35,017	$37,523

Core efficiency ratio		69.69%	67.59%